Exhibit (n) Consent of Independent Registered Public Accounting Firm for VUL 6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 10 to the Registration Statement on Form N-6 (No.333-227507) (the “Registration Statement”) of RiverSource® Variable Universal Life 6 Insurance of our report dated February 24, 2022 relating to the consolidated financial statements of RiverSource Life Insurance Co. of New York and consent to the incorporation by reference in the Registration Statement of our report dated April 21, 2022 relating to the financial statements of each of the divisions of RiverSource of New York Account 8, which appear in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm" in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 22, 2022